CHARMING SHOPPES, INC. REVISES SECOND QUARTER AND FISCAL YEAR OUTLOOK

Bensalem, PA, August 8, 2007 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today provided a revised earnings outlook for the second quarter ended August 4, 2007, and the fiscal year ending February 2, 2008.  The Company’s second quarter results are scheduled for release on Wednesday, August 22, 2007.

Throughout the quarter, the Company has experienced downward trending store traffic levels at each of its brands, with accelerating weakness in July, and as a result, the Company experienced a lower sell-through of spring and summer merchandise.  In response, the Company has been more aggressive in clearing seasonal inventory, leading to deeper than planned markdowns and pressure on merchandise margins.

The Company has revised its net sales projections for the second quarter ended August 4, 2007 to approximately $765 million, compared to net sales of $763.4 million for the period ended July 29, 2006.  Previously, the Company had revised its projections for second quarter net sales to a range of $785 to $795 million.  The Company's current projections for second quarter net sales include a 3% decrease in consolidated comparable store sales for the Company’s Retail Stores segment, compared to a 2% increase in consolidated comparable store sales in the corresponding period of the prior year.

Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc. commented, “In response to lower than planned performance during our second quarter, we are reducing expenses and managing to lower inventory levels for the second half of the year.   Additionally, we have reassessed our capital spending plans, and have decreased our capital budget by approximately $12 - $15 million through the reduction of certain store development and infrastructure projects during the remainder of the year.”

For the second quarter ended August 4, 2007, the Company has revised its projections for diluted earnings per share to a range of $0.12 - $0.13, compared to diluted earnings per share of $0.24 for the corresponding period ended July 29, 2006.  Previously, the Company had revised its projections for diluted earnings per share for the second quarter to a range of $0.18 - $0.20.

For the fiscal year ending February 2, 2008, the Company has revised its projections for diluted earnings per share to a range of $0.65 - $0.68, compared to diluted earnings per share of $0.81 for the corresponding period ended February 3, 2007.  Previously, the Company had revised projections for diluted earnings per share for the fiscal year ending February 2, 2008 to a range of $0.80 - $0.82.  The Company’s Fiscal Year 2008 projection includes an initial investment of approximately $10 million pretax ($6.4 million after tax, or $0.05 per diluted share) related to the launch of the Lane Bryant catalog during the fourth quarter of Fiscal Year 2008. The Company’s revised projection also includes net sales in a range of $3.10 to $3.15 billion, compared to net sales of $3.07 billion for the 53-week period ended February 3, 2007. Previously, the Company had revised its projections for net sales to a range of $3.15 to $3.20 billion.  The Company’s current projection assumes low single-digit percentage decreases in consolidated comparable store sales for the Company’s Retail Stores segment, compared to a 1% consolidated comparable store sales increase in the prior year.

Bern continued, “We are executing on a number of exciting new product and marketing initiatives for our fall season to be better positioned to improve traffic, sales and gross margin during the second half of this year.   We are encouraged by our new "Right Fit by Lane Bryant™" campaign, which supports our launch of new core denim and career pant assortments using new fit technology.  Also, as previously announced, our Fashion Bug brand has signed a licensing agreement for the exclusive use of the Gitano® brand name, with product arriving at our stores during the third quarter, including fashionable casual merchandise offerings in Plus and Misses Sportswear, as well as in Footwear.  Nevertheless, we do remain cautious for the second half of the year, based on pressure on consumers’ disposable income and spending levels.”

Commenting on the Company’s share repurchase plan, Bern said, “During our first quarter, we completed the repurchase of 10.3 million shares of our common stock, and further announced a plan to repurchase additional shares valued at $80 - $100 million, either in open market or in negotiated transactions, throughout the current fiscal year.  We have been active under this program throughout the second quarter, and plan to complete the share repurchase program at the higher end of the $80 - $100 million range.”

Charming Shoppes, Inc. operates 2,409 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLETTM, and PETITE SOPHISTICATE OUTLETTM. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.

This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company's integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward- looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955